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                                                                  EXHIBIT 23

    STATE OF DELAWARE
    SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/27/1995
    950248706 - 2551354

                            CERTIFICATE OF INCORPORATION
                                         OF

                            FIX-CORP INTERNATIONAL, INC.

     FIRST: The name of the corporation is:

          FIX-CORP INTERNATIONAL, INC.

     SECOND: Its registered office in the State of Delaware is located at 25 Greystone Manor, Lewes, DE 19958-9776, County of Sussex. The registered agent in charge thereof is HARVARD BUSINESS SERVICES, INC.

     THIRD: The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of authorized shares which the corporation is authorized to issue is 50,000,000 shares of common stock having a par value of
0.0001 per share and 2,000,000 shares of convertible preferred stock having a par value of 0.001 per share.

     The number of authorized shares of preferred stock or of common stock may be raised by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon.

     All shares of common stock shall be identical and each share of common stock shall be entitled to one vote on all matters.

     The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution or resolutions for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations or restrictions thereof.

     FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

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Page Two.

     SIXTH: In furtherance and not in limitation of the powers conferred by the laws of Delaware, the board of directors is authorized to amend or repeal the bylaws.

     SEVENTH: The corporation reserves the right to amend or repeal any provision in this Certificate of Incorporation in the manner prescribed by the laws of Delaware.

     EIGHTH: The incorporator is Harvard Business Services, Inc., whose mailing address is 25 Greystone Manor, Lewes, DE 19958.

     NINTH: To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     TENTH: This company will acquire the assets, liabilities and previous shareholders subject to Directors approval of the previous with the same name filed under corporation number originally incorporated on.

     ELEVENTH: To redomicile FIX - CORP INTERNATIONAL, INC., under file number 182732, a Utah corporation.

     I, Richard Bell, for the purpose of forming a corporation under the laws of the State of Delaware do make and file this certificate, and do certify that the facts herein stated are true; and have accordingly signed below, this 24th day of October, 1995.


Signed and Attested to by:             /s/ Richard H. Bell
                                       ---------------------------
                                       RICHARD H. BELL
                                       PRESIDENT & SECRETARY